Exhibit 4.7

EXECUTION COPY

FIFTH AMENDMENT

TO

RECEIVABLES PURCHASE AGREEMENT

           THIS FIFTH AMENDMENT, dated as of November 7, 2001 (this "Amendment"), to the Receivables Purchase Agreement dated as of May 14, 1999 (as in effect on the date hereof, the "Receivables Purchase Agreement"), among AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation (the "Seller"), AMERISOURCE CORPORATION, a Delaware corporation (the "Servicer" or "AmeriSource"), AMERISOURCE HEALTH CORPORATION, a Delaware corporation, DELAWARE FUNDING CORPORATION, a Delaware corporation (with its successors and assigns, the "Buyer") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a banking corporation organized under the laws of the State of New York (with its successors and assigns, the "Administrative Agent") for the Owners (as defined in the Receivables Purchase Agreement), is by and among the parties listed above. Unless otherwise defined in this Amendment, capitalized terms shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

R E C I T A L S

           WHEREAS, the parties to the Receivables Purchase Agreement wish to make certain amendments to the Receivables Purchase Agreement as set forth herein.

           NOW THEREFORE, in consideration of the premises and mutual convenants contained herein, and for good and sufficient consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

           SECTION 1. Amendment to Section 1.01 of the Receivables Purchase Agreement. The definition of "Tranche Rate" set forth in Section 1.01 of the Receivables Purchase Agreement is hereby deleted and replaced with the following:

"Tranche Rate" shall mean, for any Tranche Period for any Tranche, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the rate of interest (or if more than one rate, the weighted average of the rates) at which funds are borrowed, drawn down or otherwise obtained during such Tranche Period, in connection with the issuance of Commercial Paper, the provision of loans under the APA Credit Agreement, the sale of Receivables by the Buyer pursuant to the Asset Purchase Agreement, the assignment of the Buyer's purchase obligation hereunder pursuant to the Asset Purchase Agreement, drawing under the Program Letter of Credit or otherwise, by an Owner for the purpose of making or maintaining its investment in such Tranche, including in the computation of such rates any dealer's discount or fees and including any and all other fees directly attributable to such funding. In the case of the issuance of Commercial Paper, such rate of interest shall equal the rate of interest (computed as described in the preceding sentence) of Commercial Paper issued by the Buyer. In the case of borrowings under the APA Credit Agreement or drawings under the Program Letter of Credit, such rate of interest, at the option of the Buyer, may be determined by the weighted average of such interest rates as applicable to all sellers of receivables to the Buyer; provided, however, that the "Tranche Rate" for any Tranche Period shall not exceed the Base Rate plus 2% per annum. At all times on and after the Expiration Date occurring for the reason set forth in clause (v) of the definition of such term (other than due to a Termination Event described in Section 7.01(h) or Section 7.01(m) hereof), the Administrative Agent, after consultation with each Owner, may declare the "Tranche Rate" for any Tranche Period to be equal to the Base Rate plus 2% per annum.

           SECTION 2. Receivables Purchase Agreement in Full Force and Effect as Amended. Except as specifically stated herein, all of the terms and conditions of the Receivables Purchase Agreement shall remain in full force and effect. All references to the Receivables Purchase Agreement in any Purchase Document or any other document or instrument shall be deemed to mean the Receivables Purchase Agreement, as amended by this Amendment. This Amendment shall not constitute a novation of the Receivables Purchase Agreement, but shall constitute an amendment thereto. The parties hereto agree to be bound by the terms and obligations of the Receivables Purchase Agreement, as amended by this Amendment, as though the terms and obligations of the Receivables Purchase Agreement were set forth herein.

           SECTION 3. Effectiveness. This Amendment shall become effective as of the date hereof, upon receipt by the Administrative Agent of an executed counterpart of this Amendment from each party hereto.

           SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts (including by way of facsimile transmission), each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

           SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above set forth.

DELAWARE FUNDING CORPORATION

By: Morgan Guaranty Trust Company of New
      York, as attorney-in-fact for Delaware Funding
      Corporation

By _______________________________________________
      Name:
      Title:

MORGAN GUARANTY TRUST COMPANY OF
      NEW YORK, as Administrative Agent

By _______________________________________________
      Name:
      Title:

AMERISOURCE RECEIVABLES FINANCIAL
      CORPORATION

By _______________________________________________
      Name:
      Title:

AMERISOURCE CORPORATION

By _______________________________________________
      Name:
      Title:

AMERISOURCE HEALTH CORPORATION

By _______________________________________________
      Name:
      Title:

[Signature Page to Fifth Amendment to AmeriSource Receivables
Purchase Agreement]